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                                                       -------------------------
                               UNITED STATES                   OMB APPROVAL
                    SECURITIES AND EXCHANGE COMMISSION -------------------------
                          Washington, D.C. 20549       OMB Number: 3235-0145
                                                       Expires: December 31,1997
                                                       Estimated average burden
                                                       hours per response..14,90
                                                       -------------------------

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No.        )*
                                         --------

                              Segue Software, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                     Common Stock, $.01 Par Value Per Share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  815807 10 2
--------------------------------------------------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
  CUSIP NO. 815807 10 2                 13G                Page 1 of 2 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John J. Cullinane
        ###-##-####
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
        n/a                                                     (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Massachusetts, U.S.A.

------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF             440,636

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                                 0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING              440,636

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                                 0
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       440,636

------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       n/a

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       6.1%

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
       IN

------------------------------------------------------------------------------

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                                 Schedule 13G
                                 ------------

Item 1.
(a) Segue Software, Inc.
(b) 1320 Centre Street
    Newton Centre, MA 02159

Item 2.
(a) John J. Cullinane
(b) 91 Common Street
    Dedham, MA 02026
(c.) Massachusetts, U.S.A.
(d) Common Stock, $.01 Par Value Per Share
(e) 815807 10 2

Item 3.
Not applicable.

Item 4.
(a) 440,636
(b) 6.1%
(c.) (i.) 440,636
     (ii) 0
     (iii) 440,636
     (iv) 0

Item 5.
Not applicable.

Item 6.
Not applicable.

Item 7.
Not applicable.

Item 8.
Not applicable.

Item 9.
Not applicable.

Item 10.
Not applicable.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  2/7/97
                                                 -------------------------------
                                                  Date

                                                  /s/ John J. Cullinane
                                                 -------------------------------
                                                  Signature
                                                      John J. Cullinane
                                                 -------------------------------
                                                  Name/Title